Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ANNOUNCES PARTNER JUVENTAS

COMPLETES $65 MILLION FINANCING AND INITIATES REGISTRATION STUDY FOR CNCT19 (CD19 CAR-T)

CASI to Co-Commercialize CNCT19, with Additional Rights to a

Second Product from Juventas’ Cell Therapy Pipeline

ROCKVILLE, MD., and BEIJING (November 18, 2020) CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announces partner Juventas has completed the equivalent of $65 million financing and has initiated and enrolled the first patient in a Phase II registration study for CNCT19 (CD19 CAR-T) in China in patients with relapsed or refractory B-cell non-Hodgkin lymphoma (B-NHL).

Dr. Wei-Wu He, CASI’s Chairman, and CEO, commented, “Initiating the Phase II B-NHL registration study and enrolling the first patient is an exciting milestone for the development of CNCT19. Our partner Juventas is also making good progress in the Phase I clinical trial for the treatment of relapsed or refractory acute lymphoblastic leukemia (B-ALL) and is expecting to start the Phase II study by the end of 2020. Its financing provides Juventas with resources to continue moving CNCT19 through registration and we remain excited about its potential as a first-line treatment for B-NHL. In addition, as a large (16%) shareholder of Juventas, we are pleased to see Juventas’ progress in their pipeline and expect its financing to help accelerate its pipeline development. Juventas is an example of CASI’s entrepreneurial partnership model that is built on two components, co-development and equity investment. We believe investments in our partners deepen our collaboration and provides additional potential return to our shareholders. With this approach, we will continue to build CASI’s pipeline, one asset at a time.”

About CNCT19

CNCT19 targets CD19, a B-cell surface protein widely expressed during all phases of B-cell development and a validated target for B-cell driven hematological malignancies. CD19- targeted CAR constructs from several different institutions have demonstrated consistently high antitumor efficacy in children and adults with relapsed B-cell acute lymphoblastic leukemia (B-ALL), chronic lymphocytic leukemia (CLL), and B-cell non-Hodgkin lymphoma (B-NHL). CD19 antigen is the most frequently used target in the CAR-T cell therapy clinical trials for hematological malignancies such as leukemia and lymphoma. Juventas is responsible for the development of CNCT19. CASI and Juventas with co-commercialize together under the direction of the program’s joint steering committee.

About Juventas

Juventas Cell Therapy Ltd. is a China-based domestic company located in Tianjin City, China focused on cell therapy. The company’s lead product, CNCT19, devolved from the CD19 CAR-T, was originally created at the Institute of Hematology, Chinese Academy of Medical Sciences, one of the top hematology centers in China. CD19 CAR-T is used to treat patients with acute lymphoblastic leukemia and relapsed non-Hodgkin lymphoma.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. (“CASI” or the “Company”) is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., which is located in Beijing, China. The Company has built a commercial team of over 70 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com

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